SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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L.B. Foster Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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L.B. FOSTER COMPANY
415 Holiday Drive
Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2005
To the Stockholders:
      L.B. Foster Company will hold its annual stockholders’ meeting at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Wednesday, May 25, 2005 at 11:00 a.m., local time, for the purposes of:

1.	Electing a board of six directors for the ensuing year.

2.	Considering any other matters that properly come before the stockholders at the meeting.
      Only holders of record of common stock at the close of business on March 18, 2005 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder during ordinary business hours, at the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.
      Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

David L. Voltz
Secretary
Pittsburgh, Pennsylvania
April 21, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
L.B. FOSTER COMPANY PROXY STATEMENT GENERAL INFORMATION
ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE
COMPENSATION, NOMINATION AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS
MR. HASSELBUSCH’S 2004 COMPENSATION
ADDITIONAL INFORMATION

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the annual meeting of stockholders to be held May 25, 2005 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2004 Annual Report were mailed to stockholders on or about April 21, 2005. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.
      The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 18, 2005, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,075,520 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 5,037,761 shares. Where a stockholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholder are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.
      Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights. Directors shall be elected by a majority of the votes cast from the shares present in person or represented by proxy at the meeting. Broker non-votes are not deemed to have been cast.
      If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election as directors of the six nominees named herein. With respect to all matters which the Company did not have written notice of on or before February 24, 2005, the proxy confers discretionary authority to vote on such matters to Lee B. Foster II, Chairman of the Board and Stan L. Hasselbusch, President and Chief Executive Officer.
      The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, e-mail or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.
Stock Ownership
      The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table on page 8; and

•	all directors and executive officers as a group.

      Information concerning the owners of more than 5% of the Company’s common stock is based upon their reports furnished to the Company and may not be current.

	Number of	Percent of
	Shares	Shares
Stock Ownership	Owned (a)	(b)

More Than 5% Stockholders:
Dimensional Fund Advisors Inc. (c)(d)	616,230	6.12
Royce & Associates, LLC (c)	809,200	8.03
Tontine Management, L.L.C., Tontine Partners, L.P. (c)(e)	678,072	6.73
Jeffrey L. Gendell (c)(e)	1,330,936	13.21
Directors:
Lee B. Foster II	399,359	3.89
Stan L. Hasselbusch	278,409	2.70
Henry J. Massman IV	46,829	.46
Diane B. Owen	21,046	.21
John W. Puth	102,746	1.01
William H. Rackoff	77,746	.77
Certain Executive Officers:
Alec C. Bloem	69,916	.69
Senior Vice President— Concrete Products
Samuel K. Fisher	48,705	.48
Senior Vice President— Rail
David J. Russo	27,351	.27
Senior Vice President, Chief Financial Officer and Treasurer
David L. Voltz	55,509	.55
Vice President, General Counsel and Secretary
All Directors and Executive Officers as a Group	1,221,745	11.22

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (192,500 for Mr. Foster, 35,000 for Mr. Massman, 15,000 for Ms. Owen, 60,000 for Mr. Puth, 45,000 for Mr. Rackoff, 215,000 for Mr. Hasselbusch, 65,000 for Mr. Bloem, 41,250 for Mr. Fisher, 25,000 for Mr. Russo, 35,000 for Mr. Voltz and 811,000 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (26,559 for Mr. Foster, 25,593 for Mr. Hasselbusch, 4,916 for Mr. Bloem, 4,083 for Mr. Fisher, 352 for Mr. Russo, 3,278 for Mr. Voltz and 74,438 for the executive officers as a group). Mr. Foster also indirectly owns 5,000 shares held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and the address of Royce and Associates, Inc. is 1414 Avenue of Americas, New York,

NY 10019. The address of Tontine Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell is 35 Railroad Avenue, 3rd Floor, Greenwich, CT 05830.

(d)	These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(e)	Tontine Management, L.L.C. (“TM”), the general partner of Tontine Partners, L.P. (“TP”), has the power to direct the affairs of TP. Mr. Gendell is the managing member of TM and certain other entities which own, inter alia, Company stock. TP owns 678,072 shares of the Company’s common stock directly and TM owns these 678,072 shares indirectly. TM’s and Mr. Gendell’s indirect ownership of TP’s shares of Company stock is included in the number of shares owned by each of TM and Mr. Gendell.

ELECTION OF DIRECTORS
      A board of six directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

Nominee

Lee B. Foster II	Mr. Foster, age 58, has been a director of the Company since 1990. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, a manufacturer of components for locomotives, freight cars and passenger transit vehicles. Wabtec Corporation also provides aftermarket services, including locomotive and freight car maintenance.
Stan L. Hasselbusch	Mr. Hasselbusch, age 57, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President— Construction and Tubular Products of the Company from December 1996 to December 1998 and as Chief Operating Officer from January 1999 until he was named Chief Executive Officer in January 2002.
Henry J. Massman IV	Mr. Massman, age 42, has been a director of the Company since November 1998. He has been President and Chief Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.
Diane B. Owen	Ms. Owen, age 49, was elected as a director in May 2002. She has been Vice President— Corporate Audit of H.J. Heinz Company, an international food company, since April 2000 and was Vice President— Strategy Development for H.J. Heinz Company from January 2000 to April 2000.
John W. Puth	Mr. Puth, age 76, has been a director of the Company since 1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of JDA Partners LP (an investment partnership). Mr. Puth also is a director of A.M. Castle Co. (material fabrication and distribution) and several private companies.
William H. Rackoff	Mr. Rackoff, age 56, has been a director of the Company since 1996. Mr. Rackoff has been President of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief Executive Officer of ASKO, Inc. in 1995.
      The foregoing nominees were nominated by the Board of Directors, after being recommended for nomination by the Compensation, Nomination and Governance Committee of the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.
Board and Committee Meetings
      The Board of Directors held 6 meetings (one of which was a telephonic meeting) during 2004. Each nominee who was a director during 2004 attended more than seventy-five percent of the total number of meetings held during 2004 by the Board of Directors and the committees of the Board on which he or she served.
      The Audit Committee is composed of Ms. Owen (Chairman) and Messrs. Puth and Rackoff. The Compensation, Nomination and Governance Committee is composed of Messrs. Puth (Chairman), Massman and Rackoff. Messrs. Puth, Rackoff, Massman and Ms. Owen are “independent” under the National Association of Securities Dealers’ listing standards and the applicable SEC rules.

      The Audit Committee, which held 5 meetings (2 of which were telephonic meetings) during 2004, is responsible for overseeing, with the independent auditors and management, the work and findings of the auditors, as well as the effectiveness of the Company’s internal auditing department, the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Audit Committee is also responsible for the appointment and compensation of the independent auditors. The Board of Directors has designated Diane B. Owen as the Audit Committee “financial expert” under applicable SEC rules. Certain of Ms. Owen’s qualifications as a “financial expert” are included in her biographical data on page 4 of this Proxy Statement.
      The Compensation, Nomination and Governance Committee, which met on 10 occasions (six of which were telephonic meetings) in 2004, is responsible for reviewing and recommending for approval significant employee benefit programs, determining and recommending for approval officer compensation, reviewing and recommending for approval certain organizational changes and granting stock options. The Compensation, Nomination and Governance Committee is also responsible for overseeing corporate governance and proposing nominees for directors to the full Board. The Committee Charter is available on the Company’s website (www.lbfoster.com).
Nomination of Directors
      The Compensation, Nomination and Governance Committee (the “Committee”) endeavors to create a Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board of Directors to provide meaningful counsel to and oversight of management. The Committee shall recommend, to the full Board, nominees who will create or maintain a Board of Directors that satisfies applicable legal and regulatory requirements.
      In selecting nominees for election to the Board of Directors, the Committee will consider, among others, submissions from shareholders. A shareholder wishing to recommend a prospective nominee for the Board may notify the Corporation’s Secretary or any member of the Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.
Directors’ Compensation
      The base annual fee of the Chairman of the Audit Committee is $16,500 and the base annual fee of the Chairperson of the Compensation, Nomination and Governance Committee is $16,500.
      The base annual fee for other outside directors is $14,000. Outside directors also receive $1,000 for each board meeting attended, $500 for each committee meeting attended and $500 for each telephonic Board or committee meeting in which the director participated. For 2004, the outside directors received the following cash compensation: Mr. Massman, $25,000; Mr. Puth, $30,000; Mr. Rackoff, $27,500 and Ms. Owen $24,500. Management directors receive no separate compensation for their services as directors.
      Each outside director automatically is awarded annually, after the annual shareholders’ meeting, a non-qualified option to acquire up to 5,000 shares of the Company’s common stock. Following the annual meeting in 2004 Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded an option to acquire up to 5,000 shares of the Company’s common stock at $7.81 per share.
      Pursuant to the Outside Directors’ Stock Award Plan, approved at the 2004 Annual Shareholders’ Meeting, each outside director receives 2,500 shares of restricted Company common stock on each date such outside director is elected or re-elected at an annual shareholders’ meeting. Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded 2,500 shares of restricted Company stock following the 2004 Annual Shareholders’ Meeting and each will receive an additional 2,500 shares upon being re-elected at the 2005 Annual Shareholders’ Meeting.

Shareholder Meeting Attendance
      The Company’s directors regularly have attended shareholders’ meetings without a formal policy on directors’ attendance and the Company does not believe that a formal policy is required. All of the Company’s directors attended the 2004 Annual Shareholders’ Meeting.
Communications to Directors
      Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Independent Auditors
      Ernst & Young LLP’s aggregate fees (including out-of-pocket expenses) billed for fiscal 2004 and 2003 for each of the following categories of services are set forth below:

	2004	2003

Audit fees (includes audits and reviews of the Company’s fiscal 2004 and 2003 financial statements)	$409,027	$173,955
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$18,400	$18,700
Tax fees (federal and state)	—	$80,297
All Other Fees	—	—
Total Fees	$427,427	$272,952
      The Audit Committee reviews summaries of services provided by Ernst & Young LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence. All services are pre-approved by the Audit Committee.
      Ernst & Young LLP has served as the Company’s independent auditor since 1990 and the Audit Committee anticipates that Ernst & Young LLP will be so appointed for 2005. The Audit Committee currently is evaluating Ernst & Young LLP’s fee proposals for the 2005 audit and, accordingly, has not yet appointed Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2005. Since the Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent auditors, the Company is not seeking shareholder approval of the independent auditors’ appointment.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is responsible for the appointment, compensation and retention of the Corporation’s independent auditors. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2004. The Committee’s charter is available on the Company’s website (www.lbfoster.com). The Committee held five meetings during fiscal year 2004.

      Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2004, management advised the Committee that all annual and quarterly financial statements reviewed by the Committee had been prepared in accordance with generally accepted accounting principles.
      The Committee met and held discussions with Ernst & Young LLP, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards Nos. 61, as amended (Communications with Audit Committee). Pursuant to Independent Standards Board Standard No. 1 (Independence Discussion with Audit Committee(s)), the Committee has discussed with Ernst & Young LLP the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Committee concluded that Ernst & Young LLP’s independence had not been impaired.
      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed the results of Ernst & Young LLP’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with Ernst & Young LLP prior to the Company’s release of quarterly financial information.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman
John W. Puth
William H. Rackoff

EXECUTIVE COMPENSATION
      The following table sets forth information regarding the compensation of the Company’s five most highly paid executive officers (the “Named Executive Officers”).
Summary Compensation Table

						Long Term
	Annual Compensation					Compensation

					Other
					Annual	Options/	All Other
			Salary	Bonus	Compensation	SARs	Compensation
Name and Principal Position	Year		($)	($)	($)(1)	(# shares)	($)(2)

Stan L. Hasselbusch	2004		331,250	30,000	*	—	20,298
President and Chief	2003		308,438	35,000	*	—	18,412
Executive Officer	2002		300,369	—	*	20,000	14,134
Alec C. Bloem	2004		215,504	31,653	*	—	10,379
Sr. Vice President—	2003		210,204	10,000	*	—	9,802
Concrete Products	2002		204,748	—	*	—	6,917
Samuel K. Fisher	2004		181,875	79,628	*	—	10,024
Sr. Vice President— Rail	2003		175,000	18,000	*	—	9,456
	2002		155,680	—	*	—	6,469
David J. Russo	2004		171,247	28,000	*	—	7,873
Sr. Vice President,	2003		160,000	23,000	*	—	4,893
Chief Financial Officer	2002	(3)	70,002	25,000	*	50,000	—
and Treasurer
David L. Voltz	2004		162,249	10,000	*	—	8,678
Vice President, General	2003		156,971	8,984	*	—	6,453
Counsel and Secretary	2002		152,998	—	*	—	6,460

(1)	The amounts in this column include the value of Company provided term life insurance, long-term disability premiums, leased car, Executive Medical Reimbursement Plan, relocation expenses, and club dues and fees.

(2)	The amounts in this column include Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(3)	Mr. Russo became an employee of the Company in July, 2002.

*	The total is less than 10% of the executive’s total salary and bonus for the year.
Option Grants
      Stock options were not granted to any of the Named Executive Officers in 2004.
Option Exercises and Year-End Option Values
      The following table provides information on option exercises in 2004 by the Named Executive Officers and such officers’ unexercised options at December 31, 2004. The Company has not awarded any stock appreciation rights.

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End (#)		Fiscal Year-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stan L. Hasselbusch	6,000	28,500	185,000	35,000	941,950	177,700
Alec C. Bloem	—	—	61,250	3,750	335,663	23,363
Samuel K. Fisher	26,750	120,609	38,750	2,500	191,306	15,575
David J. Russo	—	—	25,000	25,000	133,000	133,000
David L. Voltz	10,000	43,900	32,500	2,500	174,625	15,575

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the outstanding common stock of the Company to file initial reports and changes in ownership with the Securities and Exchange Commission, and to provide copies of such reports to the Company. Based on its review of such copies, the Company believes that its directors, executive officers and 10% shareholders complied with these filing requirements except: (i) Mr. Donald Vukmanic, former Vice President— Piling, filed a Form 4 on November 4, 2004 with respect to a sale of Company stock that occurred on November 1, 2004; (ii) Mr. Samuel K. Fisher, Sr. V.P.— Rail filed a Form 4 on February 23, 2004 with respect to sales of Company stock that occurred on February 16, 2004 and February 20, 2004 and the exercise of stock options that occurred on February 20, 2004 and (iii) Mr. Jeffrey L. Gendell, Tontine Partners LP, Tontine Management LLC, Tontine Overseas Associates LLC, Tontine Capital management LLC and Tontine Capital Partners LP filed a Form 4 on January 26, 2004 with respect to purchases that occurred on January 15, 2004 and (iv) Tontine Capital Partners filed a Form 3 on January 26, 2004 after becoming, with affiliated entities, a greater than 10% shareholder on January 15, 2004.
COMPENSATION, NOMINATION AND GOVERNANCE COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
      The Compensation, Nomination and Governance Committee (the “Compensation Committee”), has responsibilities related to compensation, corporate governance and the nomination of directors. The Compensation Committee is composed of independent directors and its responsibilities include determining the compensation of the Company’s executive officers. The decisions by the Compensation Committee are reviewed and approved by the full Board. This report is submitted by Messrs. Massman, Puth and Rackoff in their capacity as the Compensation Committee, and addresses the Company’s compensation policies for 2004 as they were generally applicable to the Company’s executive officers and as they were specifically applicable to Mr. Hasselbusch.
COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS
      The Compensation Committee’s policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company’s annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k) plan, a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.
Cash Compensation
      Each year the Company obtains survey data to use as one factor to assess the competitiveness of its pay structure for senior management. The surveys used in 2004 reviewed data from certain manufacturers with average sales from $50 million to $450. The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then based largely upon subjective assessments of the officer’s and the Company’s performance. In 2004, the Company reverted to its prior practice of reviewing officers’ salaries on a 12 month, as opposed to a 15 month, cycle.
      During 2004, the Company also maintained an Incentive Compensation Plan. The Plan provided for bonuses largely based upon the Corporation’s and/or the applicable operating division’s pre-tax income compared to plan. Under the Incentive Compensation Plan, LIFO expense was not applied at the operating unit level, but was applied at the corporate level. Since the Company incurred unplanned LIFO charges in 2004, bonuses based upon overall corporate pre-tax income were not payable under the

Incentive Compensation Plan. Various operating units, however, performed at levels providing incentive compensation to eligible employees, including Messrs. Bloem and Fisher, within those units.
      The Board of Directors, upon the recommendation of the Compensation, Nomination and Governance Committee, awarded discretionary bonuses to several officers and members of management. For example, Mr. Hasselbusch received a discretionary bonus of $30,000, Mr. Russo received a discretionary bonus of $28,000 and Mr. Voltz received a discretionary bonus of $10,000. Discretionary bonuses were paid because the Board of Directors concluded that, although unplanned LIFO charges would have deprived such officers of bonuses under the Incentive Compensation Plan, the Corporation’s and the individuals’ performance warranted such awards. Bonuses paid to Messrs. Hasselbusch, Bloem, Russo, Fisher and Voltz are included in the Summary Compensation Plan.
Stock Option Plans
      The Company’s 1985 Long-Term Incentive Plan as Amended and Restated, which terminated on December 31, 2004, and the 1998 Long-Term Incentive Plan as Amended and Restated (the “Plans”) authorize the award of stock options and stock appreciation rights (“SAR’s”) to officers, directors and key employees of the Company and its subsidiaries. SAR’s have not been awarded under the Plans. The Plans are designed to motivate participants by providing them with a direct, financial interest in the long-term performance of the Company. The Compensation Committee determines the participants and their awards. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Although both “incentive stock options” and “non-qualified stock options” may be awarded under the Plans, only “non-qualified stock options” have been awarded. In determining the number of options to award a participant, the Compensation Committee generally takes into account, among other factors, the number of options previously awarded to the participant. No options were granted to Messrs. Hasselbusch, Bloem, Russo, Fisher or Voltz during 2004.
Retirement Plan
      The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees. The Plan calls for the Company to contribute 1% of the employee’s compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee’s compensation, based on the years of service. Based upon the Company’s financial performance against predetermined criteria, the Company may contribute an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of three (3) years of service. The Company’s contributions for 2004 to the Voluntary Investment Plan for Messrs. Hasselbusch, Bloem, Russo, Fisher and Voltz are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits, which approximate benefits unavailable under the Voluntary Investment Plan because of Internal Revenue Code limitations.
Other Compensation Plans
      At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer life, long term disability and health insurance programs and a leased vehicle program. The incremental cost to the Company of the executive officers’ benefits provided under these programs for Messrs. Hasselbusch, Bloem, Russo, Fisher and Voltz are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer’s salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

MR. HASSELBUSCH’S 2004 COMPENSATION
      Mr. Hasselbusch’s annual base salary was increased, after an interval of 15 months, from $311,250 to $351,250 on July 1, 2004. This increase was designed to align Mr. Hasselbusch’s compensation more closely with that of his peers and to reward Mr. Hasselbusch for his performance. As noted above, the Board of Directors, at the Committee’s recommendation, also awarded Mr. Hasselbusch a $30,000 discretionary bonus. In determining Mr. Hasselbusch’s compensation, the Committee recognized Mr. Hasselbusch’s leadership in controlling costs, improving the Company’s safety record, expanding the Company’s business and a variety of other matters.
      Mr. Hasselbusch is eligible to participate in the same executive compensation plans as are available to other executive officers.

COMPENSATION, NOMINATION AND GOVERNANCE
COMMITTEE

John W. Puth, Chairman
William H. Rackoff
Henry J. Massman IV

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG L.B. FOSTER COMPANY, THE NASDAQ STOCK MARKET-US INDEX
AND PEER GROUP

*	$100 invested on 12/31/99 in stock or index— including reinvestment of dividends. Fiscal year ending December 31.

	1999	2000	2001	2002	2003	2004

L.B. FOSTER COMPANY	100.00	51.28	92.31	89.03	133.33	195.30
NASDAQ STOCK MARKET (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
PEER GROUP	100.00	81.19	86.44	62.73	100.94	138.26
      The Company’s Peer Group is composed of Michael Baker Corp., A.M. Castle & Co., Greenbriar Cos., Inc., Northwest Pipe Co, Wabtec Corp., Oregon Steel, MLS Inc., Texas Inds. Inc. and Hanson, Plc.

ADDITIONAL INFORMATION
      Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.
      Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.
      Stockholders’ proposals intended to be presented at the Company’s 2006 annual meeting must be received by the Company no later than December 31, 2005 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s By-Laws, a nomination of a person for election as a director and any other proposal made by a stockholder shall not be considered at a stockholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.
Pittsburgh, Pennsylvania
April 21, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

L.B. FOSTER COMPANY

May 25, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1. Election of the following nominees as Directors: (See Instructions Below)

NOMINEES:
☐	FOR ALL NOMINEES	¡	Lee B. Foster II
		¡	Stan L. Hasselbusch
☐	WITHHOLD AUTHORITY	¡	Henry J. Massman IV
	FOR ALL NOMINEES	¡	Diane B. Owen
		¡	John W. Puth
☐	FOR ALL EXCEPT	¡	William H. Rackoff
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY IN THE ENCLOSED ENVELOPE.)

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

L.B. FOSTER COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2005

The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or either of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 on May 25, 2005 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all Nominees” in Item 1. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

(PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)